Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Quantum-Si Incorporated
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	457(c) and 457(h)	2,780,000	$2.40	$6,672,000	$0.00011020	$735.26
Total Offering Amounts					$6,672,000		$735.26
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$735.26

(1)
The number of shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Quantum-Si Incorporated (the “Registrant”) stated above consists of up to 2,780,000 shares issuable upon the exercise of stock options (the “Inducement Options”) granted to Jeffrey Hawkins pursuant to non-qualified stock option agreements by and between the Registrant and Mr. Hawkins (the “Inducement Option Agreements”). The maximum number of shares which may be sold upon the exercise of the Inducement Options is subject to adjustment in accordance with certain anti-dilution and other provisions of the Inducement Option Agreements. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)	The offering price per share and the maximum aggregate offering price for shares issuable upon exercise of the Inducement Options are based on the exercise price of such options.